EXHIBIT 10.6.2
SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS
     THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (“Amendment”) is made as of February 19, 2010, by and between CONEXANT SYSTEMS, INC., a Delaware corporation (“Seller”), and CITY VENTURES, LLC, a Delaware limited liability company (“Buyer”).
RECITALS:
     A. Seller and Buyer previously entered into that certain Purchase and Sale Agreement and Joint Escrow Instructions dated January 12, 2010, as amended by a first amendment thereto dated as of February 1, 2010 (collectively, the “Agreement”), concerning the Property. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.
     B. The parties desire to provide for an extension of the Feasibility Period to enable Buyer to satisfy itself with respect to the Jazz Leases, the environmental condition of the Property (including without limitation the cost to remediate the existing Hazardous Materials located on and under portions of the Land) and the groundwater level underlying the Land. Seller is willing to permit a limited extension of the Feasibility Period for such purposes, subject to the terms and conditions set forth below.
AGREEMENT:
     NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree to amend the Agreement as follows:
     1. Waiver of Contingencies; Extension of Feasibility Period as to Remaining Due Diligence Contingencies. Buyer hereby approves the condition of the Property, title to the Property, the Property Due Diligence and the Natural Hazard Disclosure Statement, and hereby waives all Buyer contingencies set forth in Section 3(a) of the Agreement, except for (i) the contingencies set forth in Sections 3(a)(v), 3(a)(vii), 3(a)(viii) and 3(a)(ix) of the Agreement (collectively, the “Pre-Closing Contingencies”), (ii) Buyer’s approval of the environmental condition of the Property (the “Environmental Contingency”), (iii) Buyer’s determination of the ground water level for general construction purposes (“Construction Contingency”), and (iv) Buyer’s approval of the Jazz Leases (the “Jazz Contingency” and, together with the Environmental Contingency and Construction Contingency, collectively referred to herein as the “Remaining Due Diligence Contingencies”). Buyer shall have until February 26, 2010 to waive or elect not to waive the Remaining Due Diligence Contingencies (for any reason or for no reason), by delivery of written notice to Seller. If for any reason Buyer does not waive all Remaining Due Diligence Contingencies by February 26, 2010 in a writing timely delivered to Seller, or Buyer attempts to conditionally waive any or all of the Remaining Due Diligence Contingencies, Buyer shall be deemed to have elected to terminate the Agreement (notwithstanding anything to the contrary contained in any such notice delivered by Buyer or its counsel to Seller or its counsel), in which event the Initial Deposit shall be returned to Buyer and the parties shall have no further obligations under the Agreement except for those obligations that expressly survive such termination.
     2. Delivery of Second Deposit. Prior to 5:00 pm PDT on February 22, 2010, Buyer shall deliver the Second Deposit to Escrow in immediately available funds. The entire Deposit shall be deemed non-refundable upon delivery of the Second Deposit to Escrow in accordance with Section 2(c) of the Agreement; provided, however, that (notwithstanding anything to the contrary contained in Section 2(c) of the Agreement) the Deposit shall be refundable to Buyer if and only if (x) Seller fails to close Escrow in breach of the Agreement, (y) any of the Pre-Closing Contingencies fails or (z) Buyer notifies Seller in writing by February 26, 2010 that any or all of the Remaining Due Diligence Contingencies have failed or the Agreement is otherwise deemed terminated in accordance with Paragraph 1 above. In the event Buyer fails to deliver the Second Deposit to Escrow in immediately available funds by 5:00 pm PDT on February 22, 2010, this Agreement shall be deemed terminated without any further action by the parties, in which event the Initial Deposit shall be returned to Buyer and the parties shall have no further obligations under the Agreement except for those obligations that expressly survive such termination. Provided that Buyer affirmatively notifies Seller in writing that Buyer has waived all of the Remaining Due Diligence Contingencies, Escrow Holder shall upon receipt of such notice immediately release the entire Deposit to Seller.
     3. Miscellaneous.
          (a) Effect of Amendment. Except to the extent the Agreement is modified by this Amendment, the remaining terms and conditions of the Agreement shall remain unmodified and in full force and effect. In the event of conflict between the terms and conditions of the Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail and control.
          (b) Entire Agreement. The Agreement, together with this Amendment, embodies the entire understanding between Seller and Buyer with respect to its subject matter and can be changed only by an instrument in writing signed by Seller and Buyer.
          (c) Counterparts. This Amendment may be executed in one or more counterparts, including facsimile counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one in the same Amendment.
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     IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first set forth above.

“SELLER” CONEXANT SYSTEMS, INC., a Delaware corporation
By:	/s/ Mark Peterson
Its:	Mark Peterson, Senior Vice President,
Chief Legal Officer and Secretary

“BUYER” CITY VENTURES, LLC, a Delaware limited liability company
By:	/s/ R. Mark Bucklund
Its:	R. Mark Buckland, President

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